Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-03898, 333-03900, 333-03902, 333-34008, 333-71938, 333-116010, 333-116011, 333-116012, 333-126664, 333-137687 and 333-137688, Form S-1 as amended by a post effective amendment on Form S-3 to Form S-1 No. 333-136610, Form S-2 as amended by Form S-3/A No. 333-109630 and Form S-3 Nos. 333-111903, 333-119943, 333-126634, 333-131804, 333-133455, 333-133456, 333-136115 and 333-139830) and the related Prospectuses of Idera Pharmaceuticals, Inc. of our report dated March 27, 2007, with respect to the consolidated financial statements of Idera Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 27, 2007